EXHIBIT I

EXECUTION COPY

RECAPITALIZATION AGREEMENT

RECAPITIALIZATION AGREEMENT (this "Agreement"), dated as of November 1, 2016, among iMEDICOR, Inc., a Nevada corporation formerly known as Vemics, Inc. (the "Company"), and those persons who are signatories of this Agreement and who are owners of record of shares of the capital stock of the Company (the "Stockholders") and/or the holders (the "Convertible Debt Holders") of indebtedness convertible into shares of capital stock of the Company (the "Convertible Debt").

A number of the persons who are signatories of this Agreement (but not all of those necessary to consent to and approve the Recapitalization) entered into a Recapitalization Agreement, dated as of December 1, 2015 (the “Originally Proposed Recapitalization Agreement”), and thereafter entered into a proposed Amendment No. 1 to Recapitalization Agreement, dated as of December 24, 2015 (“Amendment No. 1 to Originally Proposed Recapitalization Agreement”). Because not all of the stockholders necessary to consent to and approve the Recapitalization were signatories to either the Originally Proposed Recapitalization Agreement or Amendment No. 1 to Originally Proposed Recapitalization Agreement, neither of these agreements ever took effect nor were binding upon the Company or any of such persons signatories thereto.

This Agreement is being entered into by all of those persons necessary to consent to and approve the Recapitalization, and revises the terms and provisions of the Originally Proposed Recapitalization Agreement as amended by the Amendment No. 1 to Originally Proposed Recapitalization Agreement and when executed by the Company and such persons shall be binding upon the Company and each of such persons.

BACKGROUND

WHEREAS, the Articles of Incorporation, as amended, of the Company (the "Articles of Incorporation") provide that the Company is authorized to issue two billion one hundred million (2,100,000,000) shares, consisting of two billion (2,000,000,000) shares of Common Stock, $0.001 par value per share (the "Common Stock"), and one hundred million (100,000,000) shares of Preferred Stock, $0.001 par value per share (the "Preferred Stock").

WHEREAS, the Company created a series of the Preferred Stock designated as the Series A Preferred Stock (the "Series A Preferred Stock"), the number of authorized shares "of which is up to thirty seven (37)", and a series of the Preferred Stock designated as the Series B Preferred Stock (the "Series B Preferred Stock"), the number of authorized shares "of which is up to sixty three (63)".

WHEREAS, the number of issued and outstanding shares of the Series A Preferred Stock is thirty-five and three quarters (35.75) shares, the number of issued and outstanding shares of the Series B Preferred Stock is sixty-three (63.00) shares and the number of issued and outstanding shares of Common Stock is one billion four hundred sixteen million eighty thousand four hundred nine (1,416,080,409) shares.

WHEREAS, Article VIII of the Articles of Incorporation provides that "the Corporation reserves the right to amend, alter, change, or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation."

WHEREAS, the certificate of designation establishing the Series A Preferred Stock, as amended (the "Series A Certificate of Designation"), among other things, provides in section 4 thereof that:

"Each share of Series A is convertible into an amount of shares of Common Stock that is equal to one (1%) percent of the outstanding "Common Share Equivalents" (see definition of "Common Share Equivalents" below) of the Company at the time of conversion, subject to readjustment as provided herein below, without the payment of any additional consideration by the Holder thereof, as follows:

(b) at the option of the Company on or after the date that is ten (10) days subsequent to the date the Company gives written notice to the Holders that the Company has raised at least $10,000,000 in a single or coordinated series of transactions, which notice specifies the particulars of such capital raise transaction(s)."

and also provides in section 7 that:

"So long as any shares of the Series A are outstanding, the Company shall not, without the affirmative vote or written consent of the holders of at least two thirds of the aggregate number of shares at the time outstanding of the Series A  (ii) alter or change any of the powers, preferences or special rights given to the Series A so as to affect the same adversely."

WHEREAS, the certificate of designation establishing the Series B Preferred Stock, as amended (the "Series B Certificate of Designation"), among other things, provides in section 4 thereof that:

"Each share Series B Preferred Stock is convertible into an amount of shares of Common Stock that is equal to one (1%) percent of the outstanding "Common Share Equivalents" (see definition of "Common Share Equivalents" below) of the Company at the time of conversion, subject to readjustment as provided herein, without the payment of any additional consideration by Holder thereof, as follows

(b) at the option of the Company on or after the date that is ten (10) days subsequent to the date the Company gives written notice to the Holders that the Company has raised at least $10,000,000 in a single or coordinated series of transactions, which notice specifies the particulars of such capital raise transaction(s)."

and also provides in section 7 that:

"So long as any shares of the Series B are outstanding, the Company shall not, without the affirmative vote or written consent of the holders of at least two thirds

of the aggregate number of shares at the time outstanding of Series B   (ii) alter
or change any of the powers, preferences or special rights given to the Series B so as to affect the same adversely."

WHEREAS, the Company is in the process of offering securities in the form of convertible notes and warrants pursuant to the Bridge Financing Term Sheet dated November 5, 2015 (as amended from time to time, the "Bridge Financing").

WHEREAS, the number of shares of Common Stock that shall be issuable as of the Recapitalization Date (assuming for purposes of the numbers below that the Recapitalization Date is December 31, 2016) upon (i) the conversion of the Convertible Debt, (ii) the conversion of all outstanding shares of the Series A Preferred Stock, and (iii) the conversion of all outstanding shares of the Series B Preferred Stock (assuming that on the Recapitalization Date (which shall be presumed to be December 31, 2016 for purposes of the numbers set forth below) the conversion of the Convertible Debt occurs before the conversion of the Series B Preferred Stock and the conversion of the Series A Preferred Stock, that the conversion of the Series B Preferred Stock occurs immediately after the conversion of the Convertible Debt and that the conversion of the Series A Preferred Stock occurs immediately after the conversion of the Series B Preferred Stock) is as follows:

Type of Security	Number of Shares of Common Stock
Convertible Debt	5,934,136,390
Series A Preferred Stock	4,280,635,526
Series B Preferred Stock	4,620,017,448

WHEREAS, the Company and GVC Capital LLC (“GVC”) have entered into a Letter Agreement dated as of October 31, 2016 pursuant to which the Letter Agreement between the Company and GVC dated November 12, 2015, and all their respective obligations thereunder, including but not limited to their respective obligations with respect to a proposed private offering by the Company of the Company’s securities (a “PIPE Financing”) have been terminated effective as of October 31, 2016.

NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties, covenants and agreements herein contained, intending to be legally bound, the Parties hereby agree as follows:

1.
Definitions. As used herein, the following words shall have the meanings indicated
below:

"Board of Directors" means the board of directors of the Company.

"Government Entity" means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, contractor, official or instrumentality of such governmental political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

"Knowledge" means the actual knowledge of the relevant party after due investigation and independent inquiry.

"Law" means any applicable law, statute, rule, regulation, ordinance or other pronouncement having the effect of law of the applicable country, state, county, city or other political subdivision or Government Entity.

"Parties" means the parties to this Agreement.

2. Recapitalization of the Company. Upon the terms and provisions of this Agreement, and subject to and conditioned upon the Requisite Consent of Security Holders, the Company, on such date as the Company in its sole discretion shall designate in a written notice to all the parties to this Agreement (the "Recapitalization Date"), effective as of the Recapitalization Date, shall be recapitalized (the "Recapitalization") as follows:

2.1Amendment of Articles of Incorporation. The Articles of Incorporation shall be amended to increase the number of shares of Common Stock that the Company is authorized to issue from two billion (2,000,000,000) to twenty billion (20,000,000,000) and, in connection therewith, the Company shall prepare, execute, and file with the Secretary of State of the State of Nevada an Amendment of the Articles of Incorporation for such purpose.

2.2Amendment of Series A Certificate of Designation. Clause (b) of section 4 of the
Series A Certificate of Designation shall be amended to read as follows:

"(b) at the option of the Company at any time"

and, in connection therewith, the Company shall prepare, execute and file with the Secretary of State of the State of Nevada an Amendment of Certificate of Designation amending the Series A Preferred Stock Certificate of Designation, as amended, for such purpose.

2.3           Amendment of Series B Certificate of Designation. Clause (b) of section 4 of the
Series B Preferred Stock Certificate of Designation shall be amended to read as follows:

"(b) at the option of the Company at any time"

and, in connection therewith, the Company shall prepare, execute and file with the Secretary of State of the State of Nevada an Amendment of the Series B Preferred Stock Certificate of Designation amending the Series B Preferred Stock Certificate of Designation, as amended, for such purpose.

2.4           Conversion of the Convertible Debt. The Convertible Debt Holders shall convert all of the Convertible Debt held by the Convertible Debt Holders at a price per share of $0.001 into 5,934,136,390 (for example, which amount may decrease if the Recapitalization Date occurs prior to December 31, 2016 based on the amount of interest due and accordingly increase if the Recapitalization Date occurs after December 31, 2016) shares of Common Stock in the manner set forth in the instruments relating to the Convertible Debt.

2.5           Conversion of the Series B Preferred Stock. Immediately following the conversion of the Convertible Debt into shares of Common Stock, the Company shall convert the Series B Preferred Stock into shares of Common Stock in the manner set forth in section 4(b) of the Series B Certificate of Designation, as amended.

2.6
Conversion of the Series A Preferred Stock. Immediately following the conversion of the Series B Preferred Stock into shares of Common Stock, the Company shall convert the Series A Preferred Stock into shares of Common Stock in the manner set forth in section 4(b) of the Series A Certificate of Designation, as amended.

2.7           Reverse Split of Shares of Common Stock. Immediately following the conversion of the Convertible Debt, the Series B Preferred Stock and the Series A Preferred Stock into shares of Common Stock, the Company shall combine its outstanding shares of Common Stock by a ratio to be determined by the Company's Board of Directors, in its sole discretion, so that immediately following such reverse split the number of shares of Common Stock outstanding, shall be 10,000,000 shares; provided, however, no fractional share of Common Stock shall remain outstanding and in lieu of any fractional share of Common Stock that otherwise would be outstanding the holder thereof shall be entitled to receive and the Company shall pay to such holder of such fraction an amount equal to such fraction times the amount that the Board of Directors shall determine in good faith to be the value of a share of Common Stock on the Recapitalization Date.

2.8           Amendment and Restatement of Articles of Incorporation. The Articles of Incorporation shall be amended and restated in their entirety to read as set forth in Exhibit 2.8.

2.9           Amendment of By-Laws. The By-Laws of the Company shall be amended and restated in their entirety to read as set forth in Exhibit 2.9.

2.10                      Capitalization Following Recapitalization. Assuming that none of the presently outstanding securities of the Company (other than the Convertible Debt, the Series B Preferred Stock and the Series A Preferred Stock) are converted into or are exercised or exchanged for shares of Common Stock, it is the intention of the Parties that, immediately following the Recapitalization, the Company shall be authorized to issue six hundred ten million (610,000,000) shares, consisting of six hundred million (600,000,000) shares of Common Stock, of which 10,000,000 shares shall be outstanding, and ten million (10,000,000), shares of Preferred Stock, none of which shall be outstanding.

2.11                      Certain Adjustments. Notwithstanding anything to the contrary in this Agreement, if the Recapitalization Date as designated by the Company is a date other than December 31, 2016, the amount of the Convertible Debt and the numbers of shares of stock of the Company that are outstanding immediately preceding and shall be outstanding as a result of the Recapitalization shall be adjusted consistent with the assumptions and calculations contained in this Agreement to be consistent with the facts on the Recapitalization Date.

3.           Consent of Convertible Debt Holders and Stockholders. Each of the Convertible Debt Holders and each of the Stockholders hereby consents to and approves the Recapitalization and the Company taking each and every action set forth in Section 2 and each and every other action as shall be necessary or desirable for the Company to carry out the Recapitalization and to take each and every other action set forth in Section 2 or contemplated in this Agreement. Without limiting the generality of the foregoing, each Convertible Debt Holder and each Stockholder agrees that:

3.1          By executing this Agreement, each Convertible Debt Holder and each Stockholder shall be deemed to have exercised all voting rights held or acquired by such holder as a result of the Recapitalization in favor of each action included in the Recapitalization which requires the approval of the Company's stockholders under applicable law or agreement.

3.2           The Company is hereby granted the consent of each Convertible Debt Holder and Stockholder that executes this Agreement to identify such holder, by name, in any report or filing made by the Company with the SEC as having consented to the Recapitalization and exercised all voting rights held or acquired by such holder in favor of each action included in the recapitalization which requires the approval of the Company's stockholders under applicable law or agreement.

3.3           To execute such documents, undertakings and agreements as may be necessary or advisable to confirm the undersigned's ratification of the corporate actions set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.8 and 2.9 and each other action provided for or contemplated by this Agreement.

3.4           The consent of the undersigned set forth in this Section 5, and the other covenants and agreements of the undersigned set forth in this Agreement, shall be deemed effective, unconditional and irrevocable upon the consummation of the Recapitalization on the Recapitalization Date.
4. Representations and Warranties of the Company. The Company represents and warrants to each Convertible Debt Holder and each Stockholder as follows:

4.1           Power and Authorization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada and has the requisite power and authority necessary to enter into this Agreement and to carry out its obligation hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by the Board of Directors and the stockholders of the Company and no other corporate proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement or the Recapitalization or any of the other transactions contemplated hereby. This Agreement has been duly executed and delivered on behalf of the Company and is a legal valid and binding obligation of the Company and enforceable against the Company in accordance with its terms.

4.2           No Violation. Neither the execution, delivery nor performance of this Agreement nor the consummation of the Recapitalization or any of the transactions contemplated hereby (i) will violate or conflict with the Articles of Incorporation or By-Laws of the Company, (ii) will result in any breach of or default under any provision of any contract or agreement of any kind to which the Company is a party or by which the Company is bound or to which any property or asset of the Company is subject or (iii) is prohibited by or requires the Company to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or Government Entity or of any other person.

4.3           No Litigation. There are no actions, suits, proceedings or, to the best of the Company's knowledge, investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or threatened or proposed in any manner, or any circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation, involving the Company or any of its properties or assets that (i) questions the validity of this Agreement or the Recapitalization or any of the transactions provided for or contemplated hereby or (ii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by the Company under this Agreement.

5.           Covenants, Representations and Warranties of each Convertible Debt Holder and Stockholder. Each Convertible Debt Holder and Stockholder (solely with respect to itself), severally and not jointly, hereby covenants, represents and warrants to the Company as follows:

5.1           Power and Authorization. Such Convertible Debt Holder or Stockholder, if such Convertible Debt Holder or Stockholder is an entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction under which it is organized or formed and has the requisite power and authority necessary to enter into this Agreement and to carry out its obligation hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by its board of directors or other governing body, as applicable, and no other proceeding on the part of such Convertible Debt Holder or Stockholder is necessary to authorize the execution and delivery of this Agreement or any of the other transactions contemplated hereby. This Agreement has been duly executed and delivered on behalf of such Convertible Debt Holder or Stockholder, and is a legal valid and binding obligation of such Convertible Debt Holder or Stockholder, and is enforceable against such Convertible Debt Holder or Stockholder, in accordance with its terms.

Such Convertible Debt Holder or Stockholder, if such Convertible Debt Holder or Stockholder is not an entity, has the requisite power authority and capacity to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Convertible Debt Holder or Stockholder, and is a legal valid and binding obligation of such Convertible Debt Holder or Stockholder, and enforceable against such Convertible Debt Holder or Stockholder, in accordance with its terms.

5.2           No Violation. Neither the execution, delivery nor performance of this Agreement nor the consummation of any of the transactions contemplated hereby (i) will violate or conflict with the Certificate of Incorporation or By-Laws of such Convertible Debt Holder or Stockholder that is an entity, (ii) will result in any breach of or default under any provision of any contract or agreement of any kind to which such Convertible Debt Holder or Stockholder is a party or by which such Convertible Debt Holder or Stockholder is bound or to which any property or asset of such Convertible Debt Holder or Stockholder is subject or (iii) is prohibited by or requires such Convertible Debt Holder or Stockholder to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or Government Entity or of any other person.

5.3           No Litigation. There is no action, suit, proceeding or, to the knowledge of such Convertible Debt Holder or Stockholder, investigation, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or threatened or proposed in any manner, or any circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation, involving any Convertible Debt Holder or Stockholder or any of their respective properties or assets that (i) questions the validity of this Agreement, the Recapitalization or any of the transactions contemplated hereby or (ii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by the Company or any Convertible Debt Holder or Stockholder under this Agreement.

5.4           Surrender of Certificates. On and after the Recapitalization Date, each such Convertible Debt Holder and Stockholder acknowledges and agrees that any certificates and/or other documentation representing the Convertible Debt and/or the Series A Preferred Stock and/or Series B Preferred Stock shall represent thereafter only the right of the registered holder thereof to receive the number of shares of Common Stock issuable upon the conversion of such Convertible Debt and/or Series A Preferred Stock and/or Series B Preferred Stock.

5.5           Waiver. By signing this Agreement, each holder of Convertible Debt and each Stockholder shall be deemed to have waived any and all rights, entitlements, claims, demands or interests which such holder may have had by virtue of having been the beneficial owner of the Convertible Debt and/or Series A Preferred Stock and/or Series B Preferred Stock held by such holder, save and except for the right to receive a certificate representing the shares of Common Stock issuable upon the conversion of such securities.

5.6           Release. By signing this Agreement, but effective as of the consummation of the Recapitalization in accordance with the terms hereof and assuming all convertible debtholders are signatory hereto and all stockholders holding in excess of 2/3rds of the outstanding shares of Series A Preferred Stock, 2/3rds of the outstanding shares of Series B Preferred Stock and 51% of the shares of Common Stock of the Company are signatory hereto, each holder of Convertible Debt and each Stockholder shall be deemed to have unconditionally and irrevocably released, acquitted and forever discharged the Company together with its officers, directors, stockholders, agents, bankers, representatives, note holders, attorneys and investment bankers, together with their respective affiliates and agents, both past and present, from any claim, demand, obligation or liability, direct or indirect, known or unknown, arising from any act or omission from the beginning of time up to the Recapitalization Date (a "Claim") except as hereinafter provided in this Section 5.6. Without limiting the generality of the foregoing, it is understood that this release shall include any Claim arising from any statement or representation, verbal or written, and any act or omission made in connection with any offer or sale of any security. However, notwithstanding anything in this Agreement to the contrary, none of Jerry D. Smith, JD Investments, Inc. or Sonoran Pacific Resources, Inc. or any of their affiliates shall be deemed to have released, acquitted or discharged the Company with respect to any claim that it may now or at any time hereafter have, including only any claim or right under any applicable security agreement or security interest that, as of the date of this Agreement, relates to:

(i)
the credit card or cards issued to or for the benefit of the Company the performance of the obligations of the Company with respect to which have been guaranteed by Jerry D. Smith,

(ii)
the line of credit in the amount of $500,000 extended to the Company by Western State Bank that has been guaranteed by Jerry D. Smith and the security agreements and other documentation executed with respect thereto, and

(iii)
The financing in an amount of $155,000 provided to the Company by Genesis Finance Corporation that has been guaranteed by Jerry D. Smith and the security agreements and other documentation executed with respect thereto.

5.7           Information. Each Convertible Debt Holder and each Stockholder has been provided with information and materials concerning the subject matter of this Agreement and the transactions provided for herein or contemplated hereby. In addition, each such person has had access to the Company's reports and information filed with the SEC (the "SEC Documents"). The information and materials provided by the Company and the SEC Documents are referred to herein as the "Disclosure Materials." Each such person has carefully reviewed and is familiar with all of the information contained in the Disclosure Materials. Each such person has been given access to full and complete information regarding the Company and has utilized such access to such person's satisfaction for the purpose of obtaining such information regarding the Company as such person has reasonably requested; and, particularly, each such person has been given a reasonable opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of this Agreement, including the conversion of the Convertible Debt and the shares of the Series A Preferred Stock and the Series B Preferred Stock and the shares of Common Stock issuable upon the conversion thereof and to obtain any and all additional information related thereto, to the extent reasonably available. Each such person has relied on nothing other than the Disclosure Materials (including any exhibits thereto) in deciding whether to execute this Agreement. Except as set forth in the Disclosure Materials, no representations or warranties have been made to any such person by the Company, any selling agent of the Company, or any agent, employee, or affiliate of the Company or such selling agent.

Each such person, in reaching a decision to execute this Agreement, has such knowledge and experience in financial and business matters that such person is capable of reading and interpreting financial statements and evaluating the merits and risks of the covenants, representations and warranties contained herein and has the net worth to undertake such risks.

5.8           Risk Factors Applicable to Convertible Debt Holders and Stockholders. Each of the Convertible Debt Holders and/or Stockholders acknowledge that they will be subject to substantial risks as a result thereof, including the following:

5.8.1                      Each Holder of Convertible Debt acknowledges that such Person has certain senior rights as the holder of senior secured debt ("Senior Debt") of the Company ("Senior Lender Rights"), including, without limitation:

(i)
the right to accrue and collect interest on the principal balance of the Senior Debt;

(ii)
upon a default by the Company in its obligation to repay the Senior Debt, the right to foreclose upon the assets of the Company, compel a liquidation of those assets and collect the proceeds from such liquidation senior to the holders of all subordinated secured debt, unsecured debt and preferred and common equity; and

(iii)
the right to convert the outstanding principal balance, together with all accrued and unpaid interest due thereon, into shares of Common Stock which, upon such conversion, would grant to the holders of the Senior Debt voting control of the Company.

and, agreeing to convert the Convertible Debt into shares of Common Stock in accordance with the terms of this Agreement, the holders of the Convertible Debt will lose their Senior Rights and will possess only those rights of all other holders of Common Stock, including, without limitation:

(i)
Voting Rights. The holders of Common Stock are entitled to one vote per share on all matters. The Common Stock does not have cumulative voting rights.

(ii)
Dividends. Each share of Common Stock has an equal and ratable right to receive dividends to be paid from the assets legally available therefor when, as and if declared by the Board. The Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future.

(iii)
Liquidation. In the event the Company is dissolved, liquidated or wound up, the holders of Common Stock are entitled to share equally and ratably in the assets available for distribution after payments are made to the Company's creditors and to the holders of any outstanding stock ranking senior to the Common Stock, including any that the Company may designate and issue in the future with liquidation preferences greater than those of the Common Stock.

(iv)
Other. The holders of shares of Common Stock have no preemptive, subscription or redemption rights and are not liable for further calls or assessments. All of the outstanding shares of Common Stock are, and the shares of Common Stock issued upon the conversion of the Convertible Debt and the Series A Preferred Stock and the Series B Preferred Stock will be fully paid and non-assessable.

5.8.2                      Holders of Series A Preferred Stock and Series B Preferred Stock have certain rights, designations and preferences applicable to such shares of Series A Preferred Stock and/or Series B Preferred Stock set forth in the Certificate of Designation applicable to such Series A Preferred Stock and/or Series B Preferred Stock, as the case may be, including, without limitation, the right to convert each share of Series A Preferred Stock and/or Series B Preferred Stock into that amount of shares of Common Stock equal to one percent (1%) of the outstanding Common Stock Equivalent (as defined in the applicable Certificate of Designation).

The Conversion Rights granted to the holders of the Series A Preferred Stock and/or the Series B Preferred Stock provide protection against all dilutive issuances of Common Stock which may occur prior to the conversion of the Series A Preferred Stock and/or the Series B Preferred Stock, as the case may be. By executing this Agreement and converting the Series A Preferred Stock and/or the Series B Preferred Stock into shares of Common Stock, the holders of the Series A Preferred Stock and/or the Series B Preferred Stock will lose their conversion rights and will possess only the rights of a holder of Common Stock.

5.8.3                      Implementation of this Agreement will result in the conversion of the Convertible Debt and the Series A Preferred Stock and the Series B Preferred Stock into a substantial number of shares of Common Stock. The public trading market for the Common Stock is sporadic and highly illiquid. Future sales of substantial amounts of the Common Stock in the public market, or the perception that such sales might occur, could cause the market price of the Common Stock to decline and could impair the value of an investment in the Common Stock and its ability to raise equity capital in the future.

This Agreement will result in an immediate and substantial increase in the number of shares of Common Stock issued and outstanding. The sale of some portion of this additional Common Stock by the holders thereof, or even the appearance that such holders may make such sales, may limit the market for the Common Stock or depress any trading market volume and price before other investors are able to sell any of their Common Stock. There is a substantial risk that the persons who participate in the Recapitalization will not be able to sell any of their Common Stock in a timeframe and/or at prices that would permit the recovery of their initial investment.

6.
Miscellaneous.

6.1           Assurance of Further Action. From time to time after the Recapitalization, at the Company's expense, each Convertible Debt Holder and Stockholder shall execute and deliver, or cause to be executed and delivered, to the Company such further instruments or other documents or take such other actions as the Company may reasonably request in order to consummate the Recapitalization and the other transactions contemplated hereby.

6.2          Expenses. Whether or not the Recapitalization is consummated, except as otherwise provided in the documents relating to the Convertible Debt, each of the Parties shall pay all of its own legal and accounting fees and other expenses, taxes, debts, liabilities and obligations incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement.

6.3           Waiver. The Parties may by written agreement, (i) extend the time for or waive or modify the performance of any of the obligations or other acts of the Parties or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement.

6.4           Notices. All notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class certified mail postage prepaid addressed as follows: if to the Company, to iMedicor, Inc., 13506 Summerport Village Parkway, Suite 160, Windermere FL, 34786, Attention: Robert McDermott, President and Chief Executive Officer (with a copy to Samuel B. Fortenbaugh III, Esq., 45 Rockefeller Plaza, Suite 2000, New York, New York 10111); if to a Convertible Debt Holder or a Stockholder, to the address set forth below the signature of such Convertible Debt Holder or Stockholder on the Signature Page of this Agreement; or to such other address as may have been furnished in writing to the party giving the notice by the Party to whom notice is to be given.

6.5           Entire Agreement. This Agreement embodies the entire agreement among the Parties and there have been and are no agreements, representations or warranties, oral or written among the Parties other than those set forth or provided for in this Agreement. This Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by each of the Parties.

6.6           Rights Under this Agreement; No assignability. This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and assigns, but shall not be assignable by any Party without the prior written consent of the other Parties. Nothing contained in this Agreement is intended to confer upon any person, other than the Parties and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.7           Governing Law. This Agreement and the rights and duties of the Parties hereto shall be governed by and construed in accordance with the laws of the State of Nevada. The Parties hereby irrevocably submit to the jurisdictions of the courts of the States of Arizona and Florida and the federal courts of the United States of America located in the States of Arizona and Florida in respect of all matters that arise out of or are related to this Agreement or the documents referred to in or contemplated by this Agreement and the transactions contemplated hereby and thereby and hereby waive, and agree not to assert, as a defense in any action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action shall be heard and determined in such Arizona or Florida state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action in the manner provided in this Section 6.7 or in such other matter as may be permitted by law shall be valid and sufficient service thereof.

6.8           Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMUTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

6.9           Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction specified in Section 6.7, this being in addition to any other remedy to which they are entitled at law or in equity.

6.10                      Headings: References to Sections, Exhibits and Schedules. The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references herein to Sections, Exhibits and Schedules, unless otherwise indicated, are references to sections of and exhibits and schedules to this Agreement.

6.11                      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.

6.12                      Certain Rights. In the event the Recapitalization does not occur as set forth here therein, the signatories hereto shall not be deemed to have waived or released any rights.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK —

SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

iMEDICOR, INC.

By:	/s/
Robert McDermott
President

HOLDERS OF CONVERTIBLE DEBT

SONORAN PACIFIC RESOURCES, LLP

By:	Jerry D. Smith,

By:

Jerry D. Smith,
President
4385 N. 75th Street, Suite 100
Scottsdale, AZ 85251

Securities Held

Series A Preferred Stock shares

Series B Preferred Stock shares

Common Stock shares

Convertible Debt

(the principal amount of which will aggregate
$_____________ as of December 31, 2016)

HOLDERS OF SERIES A PREFERRED STOCK, SERIES B PREFERRED STOCK AND/OR COMMON STOCK

By:
	(Name)	(Date)

x
(Signature)

Or Individual

x
(Signature)

Securities Held:

Series A Preferred Stock                                    shares

Series B Preferred Stock                                     shares

Common Stock                                     shares